UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2009

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

AeroGrow International, Inc. (“AeroGrow,” or the “Company”) is party to a Loan and Security Agreement with FCC, LLC, d/b/a First Capital (“FCC”), dated as of June 23, 2008 (as subsequently amended, the “Loan Agreement”), for a revolving credit facility in the amount of $12,000,000.

On January 31, 2009, the Company and FCC entered into Forbearance Agreement (the “Forbearance Agreement”) whereby FCC agreed to temporarily forbear from exercising its rights and remedies for certain defaults under the Loan Agreement, subject to AeroGrow’s compliance with certain terms and conditions.

On June 1, 2009, the Company. FCC, and Jack J. Walker (a director of the Company), as guarantor, executed a Second Forbearance Agreement, effective as of April 29, 2009 (the “Second Forbearance Agreement”), in which FCC agreed to forbear from exercising its rights and remedies under the Loan Agreement until June 30, 2009, if no further defaults occur.  The Second Forbearance Agreement also increased the advance rate against inventory until July 1, 2009, and eliminated the Company’s obligation to pay a monthly forbearance and amendment fee and to provide cash flow projections.  In return, AeroGrow agreed to pay FCC a fee of $60,000 no later than June 30, 2009.

In connection with the Second Forbearance Agreement, FCC is permitting AeroGrow to borrow up to $800,000 more than would otherwise be permitted by the applicable borrowing base calculation under the Loan Agreement.  Such additional borrowing must be repaid by June 30, 2009.  FCC is not charging AeroGrow a fee for this additional borrowing capacity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

By: /s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer

DATED:  June 5, 2009